EXHIBIT 10.25

AMENDED AND RESTATED

PROMISSORY NOTE

June 21, 2005

Jersey City, New Jersey	$600,000.00

FOR VALUE RECEIVED, the undersigned, CORD BLOOD AMERICA, INC., a Florida corporation (the “Company”), promises to pay CORNELL CAPITAL PARTNERS, LP (the “Lender”) at 101 Hudson Street, Suite 3700, Jersey City, New Jersey 07302 or other address as the Lender shall specify in writing, the principal sum of up to Six Hundred Thousand Dollars ($600,000) and interest on the unpaid principal sum advanced to the Company by the Lender at the annual rate of twelve percent (12%) on the unpaid balance pursuant to the following terms:

WHEREAS, The parties intend that this Amended and Restated Promissory Note (the “Note”) amend and replace the Promissory Note dated April 27, 2005 issued to the Lender by the Company.

WHEREAS, pursuant to a Registration Rights Agreement dated March 22, 2005 between the Company and the Lender (the “Registration Rights Agreement”), the Company has filed a registration statement with the U.S. Securities and Exchange Commission (“SEC”) to register for resale shares of the Company’s common Stock, par value $0.0001 (“Common Stock”) to be issued to the Lender in connection with the Standby Equity Distribution Agreement dated March 22, 2005 between the Company and the Lender (the “SEDA”); and

WHEREAS, on April 27, 2005 the Company and the Lender entered into a Pledge and Escrow Agreement among the Lender, the Company, Matthew L. Schissler and Stephanie A. Schissler, and David Gonzalez, Esq. (the “Pledge Agreement”) (collectively, this Note and the Pledge Agreement are referred to as the “Transaction Documents”).

1.

Funding By Lender. Subject to the notification and satisfaction of the conditions to the Closings set forth herein, the principal amount of One Hundred Seventy Five Thousand Dollars ($175,000) has been funded on April 27, 2005 (the “Initial Closing”), the principal amount of Three Hundred Thousand Dollars ($300,000) shall be funded on June 21, 2005, provided that the conditions in Section 7 hereof have been satisfied (the “Second Closing”), and the principal amount of $125,000 shall be funded on July 11, 2005, provided that the conditions set forth in Section 8 hereof have been satisfied (the “Third Closing”) (collectively, referred to as the “Closings” and individually referred to as the “Closing”). The Lender shall fund each Closing as soon as practicable, but shall be entitled to a five (5) business day grace period to process the funding at each Closing.

2.

Principal and Interest. For value received, the Company hereby promises to pay to the order of the Lender on, or before January 27, 2006 (the “Maturity Date”) in lawful money of the United States of America and in immediately available funds the principal sum of Six Hundred Thousand Dollars ($600,000) together with interest on the unpaid principal of this Note at the rate of twelve percent (12%) per year (computed on the basis of a 365-day year and the actual days elapsed) from the date of each Closing until paid.

3.

Scheduled Principal and Interest Payments of the Note. The Company shall make weekly scheduled payments (“Scheduled Payments”) as set forth on Schedule A. The first Scheduled Payment shall be due and payable on June 27, 2005, and each succeeding Scheduled Payment shall be due and payable on the first business day of each succeeding week thereafter for a total of fourteen (14) Scheduled Payments or until all amounts due hereunder have been paid, if sooner.

4.

Right of Prepayment. Notwithstanding the Scheduled Payments pursuant to Section 3, the Company at its option shall have the right to prepay, with three (3) business days advance written notice, a portion or all outstanding principal of the Note. The prepayment price shall be equal to the amount of principal prepaid, plus interest accrued on the outstanding principal prepaid. There shall be no prepayment fee or penalty.

5.

Fees. The Company shall pay the Lender (a) a commitment fee comprising of (i) ten percent (10%) of the gross proceeds of the first $350,000 funded under this Note, of which $17,500 has been paid out of the gross proceeds of the Initial Closing and $17,500 shall be paid out of the gross proceeds of the Second Closing, (ii) seven and one half percent (7.5%) of the gross proceeds of the remaining amounts to be funded under this Note which shall be paid pro rata out of the gross proceeds of the Second Closing and the Third Closing, and (iii) a warrant to purchase 1,000,000 shares of Common Stock (“Warrant Shares”) at an exercise price of $0.20 for a period of five (5) years; and (b) a fee of $15,000 as a structuring fee, of which $10,000 has been paid and $5,000 shall be paid directly from the gross proceeds of the Second Closing. The warrant shall be exercisable on a cash basis, except that if there is an event of default under the Transaction Documents, the Lender shall have the option to exercise the warrant on a cashless basis. The Company shall include the Warrant Shares on the Registration Statement. The Company shall also pay all amounts owed to Kirkpatrick & Lockhart Nicholson Graham, LLP directly out of the gross proceeds of the Second Closing.

6.

Conditions to the Lender’s Obligations to the Initial Closing. The obligation of the Lender hereunder to fund the Initial Closing is subject to the satisfaction, at or before the Initial Closing, of each of the following conditions, provided that these conditions are for the Lender’s sole benefit and may be waived by the Lender at any time in its sole discretion:

a.

The Company shall have executed the Transaction Documents, and delivered the same to the Lender.

b.

The Company shall have provided to the Lender a certificate of good standing from the Secretary of State of the Company’s State of incorporation.

c.

The Company shall have obtained the approval of its board of directors and a majority of its outstanding shares of capital stock (voting as separate classes, if required by applicable law) to approve and ratify this transaction.

d.

Matthew L. Schissler and Stephanie A. Schissler shall have delivered to the Escrow Agent the Pledged Shares as well as executed and medallion guaranteed stock powers as required pursuant to the Pledge Agreement.

7.

Conditions to the Lender’s Obligations to the Second Closing. The obligation of the Lender hereunder to fund the Second Closing is subject to the satisfaction, at or before the Second Closing, of each of the following conditions, provided that these conditions are for the Lender’s sole benefit and may be waived by the Lender at any time in its sole discretion:

a.

The Company shall have provided the Lender written notice that Company has received a written comment letter from the SEC in connection with the Registration Statement or that the Registration Statement has been declared effective without comment.

b.

One half of all amounts past due and currently due to Tedder, James, Worden & Associates, P.A. have been paid or held in escrow out of the gross proceeds of the Second Closing.

c.

No Events of Default shall have occurred under the Transaction Documents.

8.

Conditions to the Lender’s Obligations to fund the Third Closing. The obligation of the Lender hereunder to fund the Third Closing is subject to the satisfaction, at or before the Third Closing, of each of the following conditions, provided that these conditions are for the Lender’s sole benefit and may be waived by the Lender at any time in its sole discretion:

a.

All amounts past due and all amounts currently due to Tedder, James, Worden & Associates, P.A. have been satisfied or held in escrow out of the gross proceeds of the Third Closing.

b.

No event of default shall have occurred under the SEDA.

c.

No event of default shall have occurred under the Transaction Documents.

9.

Waiver and Consent. To the fullest extent permitted by law and except as otherwise provided herein, the Company waives demand, presentment, protest, notice of dishonor, suit against or joinder of any other person, and all other requirements necessary to charge or hold the Company liable with respect to this Note.

10.

Costs, Indemnities and Expenses. In the event of default as described herein, the Company agrees to pay all reasonable fees and costs incurred by the Lender in collecting or securing or attempting to collect or secure this Note, including reasonable attorneys’ fees and expenses, whether or not involving litigation, collecting upon any judgments and/or appellate or bankruptcy proceedings. The Company agrees to pay any documentary stamp taxes, intangible taxes or other taxes which may now or hereafter apply to this Note or any payment made in respect of this Note, and the Company agrees to indemnify and hold the Lender harmless from and against any liability, costs, attorneys’ fees, penalties, interest or expenses relating to any such taxes, as and when the same may be incurred.

11.

Secured Nature of the Note. This Note is secured by the Pledged Shares as defined in the Pledge Agreement.

12.

Event of Default. An “Event of Default” shall be deemed to have occurred upon the occurrence of any of the following, provided that the Company does not cure such Event of Default within ten (10) days of receipt of written notice of the Event of Default from the Lender: (i) failure by the Company to pay amounts due hereunder, including principal, interest, costs, indemnities, or expenses within five (5) calendar days of a Scheduled Payment due date or the Maturity Date; (ii) failure by the Company to satisfy any of its other obligations or requirements or comply with any of its other agreements under this Note; (iii) any proceedings under any bankruptcy laws of the United States of America or under any insolvency, not disclosed to the Lender, reorganization, receivership, readjustment of debt, dissolution, liquidation or any similar law or statute of any jurisdiction now or hereinafter in effect (whether in law or at equity) is filed by or against the Company or for all or any part of its property; or (iv) a breach by the Company of its obligations under the Pledge Agreement or any other related agreements hereunder between the Company and the Lender of even date herewith which is not cured by the Company by any applicable cure period therein. Upon an Event of Default (as defined above), the entire principal balance and accrued interest outstanding under this Note, and all other obligations of the Company under this Note, shall be immediately due and payable without any action on the part of the Lender, interest shall accrue on the unpaid principal balance at twenty four percent (24%) per year or the highest rate permitted by applicable law, if lower and the Lender shall be entitled to seek and institute any and all remedies available to it.

13.

Maximum Interest Rate. In no event shall any agreed to or actual interest charged, reserved or taken by the Lender as consideration for this Note exceed the limits imposed by New Jersey law. In the event that the interest provisions of this Note shall result at any time or for any reason in an effective rate of interest that exceeds the maximum interest rate permitted by applicable law, then without further agreement or notice the obligation to be fulfilled shall be automatically reduced to such limit and all sums received by the Lender in excess of those lawfully collectible as interest shall be applied against the principal of this Note immediately upon the Lender’s receipt thereof, with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Lender had agreed to accept such extra payment(s) as a premium-free prepayment or prepayments.

14.

Issuance of Capital Stock. So long as any portion of this Note is outstanding, with the exception of Common Stock issued pursuant to the SEDA, the Company shall not, without the prior written consent of the Lender, (i) issue or sell shares of Common Stock or preferred stock (ii) issue any warrant, option, right, contract, call, or other security instrument granting the holder thereof, the right to acquire Common Stock (iii) enter into any security instrument granting the holder a security interest in any and all assets of the Company, or (iv) file any registration statement on Form S-8.

15.

Cancellation of Note. Upon the repayment by the Company of all of its obligations hereunder to the Lender, including, without limitation, the principal amount of this Note, plus accrued but unpaid interest, the indebtedness evidenced hereby shall be deemed canceled and paid in full. Except as otherwise required by law or by the provisions of this Note, payments received by the Lender hereunder shall be applied first against expenses and indemnities, next against interest accrued on this Note, and next in reduction of the outstanding principal balance of this Note.

16.

Severability. If any provision of this Note is, for any reason, invalid or unenforceable, the remaining provisions of this Note will nevertheless be valid and enforceable and will remain in full force and effect. Any provision of this Note that is held invalid or unenforceable by a court of competent jurisdiction will be deemed modified to the extent necessary to make it valid and enforceable and as so modified will remain in full force and effect.

17.

Amendment and Waiver. This Note may be amended, or any provision of this Note may be waived, provided that any such amendment or waiver will be binding on a party hereto only if such amendment or waiver is set forth in a writing executed by the parties hereto. The waiver by any such party hereto of a breach of any provision of this Note shall not operate or be construed as a waiver of any other breach.

18.

Successors. Except as otherwise provided herein, this Note shall bind and inure to the benefit of and be enforceable by the parties hereto and their permitted successors and assigns.

19.

Assignment. This Note shall not be directly or indirectly assignable or delegable by the Company. The Lender may assign this Note as long as such assignment complies with the Securities Act of 1933, as amended.

20.

No Strict Construction. The language used in this Note will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

21.

Further Assurances. Each party hereto will execute all documents and take such other actions as the other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Note.

22.

Notices, Consents, etc. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) trading day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to Company:	Cord Blood America, Inc.
9000 W. Sunset Boulevard, Suite 4000
Los Angeles, CA 90069
Attention: Matthew Schissler
Telephone: (310) 432-4090
Facsimile: (310) 432-4098

With a Copy to:	Kirkpatrick & Lockhart Nicholson Graham, LLP
201 South Biscayne Boulevard, Suite 2000
Miami, Florida 33131
Attention: Clayton E. Parker, Esquire
Telephone: (305) 539-3306
Facsimile: (305) 358-7095

If to the Lender:	Cornell Capital Partners, LP
101 Hudson Street, Suite 3700
Jersey City, NJ 07302
Attention: Mark A. Angelo
Telephone: (201) 985-8300
Facsimile: (201) 985-8744

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) trading days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

23.

Remedies, Other Obligations, Breaches and Injunctive Relief. The Lender’s remedies provided in this Note shall be cumulative and in addition to all other remedies available to the Lender under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy of the Lender contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Lender’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note. No remedy conferred under this Note upon the Lender is intended to be exclusive of any other remedy available to the Lender, pursuant to the terms of this Note or otherwise. No single or partial exercise by the Lender of any right, power or remedy hereunder shall preclude any other or further exercise thereof. The failure of the Lender to exercise any right or remedy under this Note or otherwise, or delay in exercising such right or remedy, shall not operate as a waiver thereof. Every right and remedy of the Lender under any document executed in connection with this transaction may be exercised from time to time and as often as may be deemed expedient by the Lender. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Lender and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Lender shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, and specific performance without the necessity of showing economic loss and without any bond or other security being required.

24.

Governing Law; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New Jersey, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New Jersey. Each party hereby irrevocably submits to the exclusive jurisdiction of the Superior Court of the State of New Jersey sitting in Hudson County, New Jersey and the United States Federal District Court for the District of New Jersey sitting in Newark, New Jersey, for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

25.

No Inconsistent Agreements. None of the parties hereto will hereafter enter into any agreement, which is inconsistent with the rights granted to the parties in this Note.

26.

Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Note and their respective permitted successor and assigns, any rights or remedies under or by reason of this Note.

27.

Waiver of Jury Trial. AS A MATERIAL INDUCEMENT FOR THE LENDER TO LOAN TO THE COMPANY THE MONIES HEREUNDER, THE COMPANY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED IN ANY WAY TO THIS AGREEMENT AND/OR ANY AND ALL OF THE OTHER DOCUMENTS ASSOCIATED WITH THIS TRANSACTION.

28.

Entire Agreement. This Note (including any recitals hereto) set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

[REMAINDER OF PAGE INTENTIONALY LEFT BLANK]

IN WITNESS WHEREOF, this Promissory Note is executed by the undersigned as of the date hereof.

CORNELL CAPITAL PARTNERS, LP

By: Yorkville Advisors, LLC
Its: General Partner

By: ______________________________
Name: Mark Angelo
Its: Portfolio Manager

CORD BLOOD AMERICA, INC.

By: _____________________________
Name: Matthew Schissler
Title: Chairman and Chief Executive Officer

SCHEDULE A
PAYMENT SCHEDULE

Scheduled Payment Due Date	Payment Amount
June 27, 2005	25,000.00
July 4, 2005	25,000.00
July 11, 2005	25,000.00
July 18, 2005	50,000.00
July 25, 2005	50,000.00
August 1, 2005	50,000.00
August 8, 2005	50,000.00
August 15, 2005	50,000.00
August 22, 2005	50,000.00
August 29, 2005	50,000.00
September 5, 2005	50,000.00
September 12, 2005	50,000.00
September 19, 2005	50,000.00
September 26, 2005	82,452.05